N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Asset Allocation Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		701,276		0		262,942,457	10.71
Class B		316,648		0		114,115,368	10.59
Class C		817,749		0		305,142,517	10.37
Class I		157,062		0		65,802,897	10.78
Class R		4,151		0		1,728,942	10.63